News Release

SINCLAIR REPORTS FOURTH QUARTER 2021 FINANCIAL RESULTS AND INCREASES QUARTERLY DIVIDEND 25%

BALTIMORE (February 23, 2022) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2021.

Recent Highlights:
•Raised quarterly dividend 25%
•Renewed key network and league deals
•Investment portfolio value reached an estimated $1.4 billion at year-end
•Launched recapitalization transaction to increase Diamond liquidity by approximately $1 billion over 5 years
•Exceeded certain key financial metrics, excluding the cyber incident impact
•Named Rob Weisbord Chief Operating Officer and President of Broadcast

CEO Comment:
"We exceeded our adjusted free cash flow and adjusted EBITDA expectations for the quarter, after adjusting for the impact of the cyber incident we experienced in October," said Chris Ripley, Sinclair's President & Chief Executive Officer. "We continue to be encouraged by the rebound in the advertising market in 2021 and expect a robust advertising market in 2022, driven by significant political ad placements, continued strong demand from the service and sports betting categories, and a slow recovery in the auto and other supply-constrained sectors."

Ripley continued, "The year ahead is an important one for our Company from a content and programming perspective. Already in 2022, we renewed our local digital rights with the NBA & NHL, paving the way for our new “Direct to Consumer” product, debuted two new original programs on our regional sports networks, and secured live tennis rights for the Women’s Tennis Association tour in Germany, Austria, Switzerland, and the Netherlands. Coupled with the continued roll-out of NextGen broadcasting and the emergence of gamification elements across our platforms, we remain steadfast in our mission of connecting people with content everywhere."

Ripley concluded, "Our stock continues to trade at levels below what we believe the Company is worth on a sum-of-the-parts valuation. Together, we believe our investment portfolio, our investment in Bally’s Corp, our tax shield from the purchase of our RSNs, and our excess spectrum, that can be utilized more fully in the future with the NextGen technology, is valued at approximately $4.2 billion or close to $60 per share. Adding in our core business assets, and accounting for our debt, gives us a sum-of-the-parts value almost triple where our stock currently trades. Supporting our conviction of our stock’s value, we have repurchased over four million shares over the past four months and will continue to be opportunistic in the future on such purchases. In addition, and recognizing our cash flow generation, our Board increased our cash dividend by 25% as another means to enhance shareholder returns."

Recent Company Developments:
Cyber Event:
•The Company experienced a ransomware cyber incident in October 2021 and has since resumed normal business operations and implemented several enhancements to the cybersecurity measures it had in place at the time of the incident. The Company paid no ransom, and was able to restore its network from backups, but there was some disruption which impacted revenues and expenses. The incident resulted in a $63 million loss of advertising revenues for the broadcast segment in the fourth quarter and incurred costs of $11 million to date. After potential insurance reimbursements, noting that there can be no assurance that the insurance policies will pay their full coverage or the timing of such reimbursements, the Company estimates that the cyber incident will have resulted in approximately $24 million of unrecoverable net loss; however, that estimate may increase as details of the recovery are still fluid.

Transactions:
•In November, the Company purchased and assumed the lenders’ and the administrative agent’s rights and obligations under the existing accounts receivable securitization facility (the “A/R Facility”) of its and Diamond Sports Group, LLC’s (“DSG”) indirect subsidiary, Diamond Sports Finance SPV, LLC. The Company purchased the lenders’ outstanding loans and commitments under the A/R Facility by making a payment to the lenders as consideration for the purchase of the lenders’ respective rights and obligations under the A/R Facility equal to approximately $184.4 million, representing 101% of the aggregate outstanding principal amount of the loans under the A/R Facility, plus any accrued interest and outstanding fees and expenses, amended certain terms of the facility, and extended the maturity to September 2024.
•In January, Sinclair and DSG entered into a Transaction Support Agreement with various lenders holding term loans under DSG’s existing credit facilities and various holders of DSG’s outstanding 5.375% Senior Secured Notes due 2026 and the Company’s 12.75% Senior Secured Notes due 2026, on the principal terms of a new first lien money financing and recapitalization, whereby DSG intends to raise $635 million in new capital pursuant to a first-priority lien term loan and to defer the cash payment of a portion of its management fee to Sinclair Television Group, Inc. (STG) over the next five years, which together are expected to provide approximately $1.0 billion of liquidity enhancement over the next five years to DSG and enable DSG to strengthen its balance sheet, fund the launch of its Direct to Consumer (DTC) product, and provide for future liquidity.
•In February, pursuant to the Transaction Support Agreement, DSG commenced a private exchange offer of new second-priority lien 5.375% Senior Secured Notes due 2026 to eligible holders of its outstanding first-priority lien 5.375% Senior Secured Notes due 2026. At the same time, DSG commenced a private exchange offer of new second-priority lien term loans to its lenders holding existing first-priority lien term loans. The note exchange expires on March 10, 2022, with an early tender deadline of February 28, 2022, while the loan exchange expires on February 28, 2022. The exchanges are conditioned on receiving requisite consent of the noteholders and lenders. The closing of the new $635 million first-priority lien term loan is conditioned on the successful completion of the exchanges and other customary closing conditions.
•In February, pursuant to the Transaction Support Agreement, DSG announced a contingent redemption of its 12.75% notes due 2026, which is contingent on the successful completion of the exchanges and the closing of the new $635 million first-priority lien term loan.
•As a condition to the new $635 million first-priority lien term loan, DSG will defer a portion of its management fee payable to Sinclair Television Group, estimated at between $342 million to $477 million over the next five years.

Content and Distribution:
•In November, the Company reached a new, multi-year carriage agreement with DISH Network Corporation, ensuring Sinclair’s local stations will remain on DISH TV, and the Tennis Channel will remain available on DISH TV and SLING TV.

•In December, DSG entered into a multi-year renewal of its digital and outer market distribution rights agreement with the National Hockey League (NHL). Under the agreement, DSG’s Bally Sports RSNs are permitted to offer streaming content, including live games, on an authenticated and DTC basis, to the local territories of 12 NHL teams. The agreement was expanded to allow post-game highlights on Sinclair’s digital news platforms, alternative feeds, and use of the NHL’s proprietary Puck and Player Tracking data in the broadcasts of the games.
•In December, the Company launched TheNationalDesk.com, featuring round-the-clock breaking news, with content from The National Desk’s dedicated team of journalists as well as Sinclair’s newsrooms around the U.S. The site is available to all viewers, free of charge with no subscription, log in or authentication required.
•In January, DSG renewed its extended market and digital distribution rights agreement with the National Basketball Association (NBA). Under the agreement, DSG’s Bally Sports Regional Networks are permitted to offer streaming content, including live games, on an authenticated and DTC basis, to the local territories of 16 NBA teams. The agreement has a term of one year with three successive one-year renewal offers, subject to compliance with the agreement.
•In January, the Company entered into multi-year renewals of the NBC affiliations and Fox affiliations in 20 Sinclair markets. Sinclair partners to which Sinclair provides sales and other services to under joint sales agreements or master service agreements also renewed NBC affiliations in four markets and Fox affiliations in seven markets.
•In January, two new programs produced in coordination with Stadium, Sinclair’s 24/7 multi-platform sports network, premiered on Bally Sports’ 19 regional sports network brands and the Bally Sports app. “The Rally” is a discussion-based show presenting a young and diverse talent lineup, authentically debating and analyzing the trending sports topics of the day while harnessing the social media conversation and viewer commentary. The Bally Sports RSN brands’ first sports betting program “Live on the Line, Powered by BetMGM” is a partnership with BetMGM, a leading sports betting and iGaming operator. The program highlights national sports betting storylines with a regional appeal, by providing expert picks while looking ahead to the day’s matchups.
•In January, Tennis Channel reached a multiyear agreement with the Women’s Tennis Association (WTA) to telecast year-round WTA matches in Germany, Austria, Switzerland, and the Netherlands through Tennis Channel’s subscription service and digital free ad-supported streaming TV (FAST) channels.

Community:
•In December, the Company partnered with the American Red Cross for the “Sinclair Cares: Tornado Relief” campaign, raising $175,000 in total from viewers and Sinclair corporate donations to assist those affected by the devastating tornadoes in the South and Midwest.
•In December, the Company’s television stations and RSNs collected 140,000 toys, tens of thousands of pounds of food and several truckloads of clothing, sleeping bags, blankets and monetary donations for local charities through regional holiday drives. Regional recipients across the country included local community food banks, Toys for Tots, The Salvation Army, Bikes for Kids, The Forgotten Child Fund, Neediest Kids, Habitat for Humanity, The United Way and Central Arizona Shelter Services, among others.
•In January 2022, the Company began taking applications for its 2022 Diversity Scholarship, which has awarded more than $100,000 in scholarship funds over the last six years.

NEXTGEN Broadcasting (ATSC 3.0):
•In January, the NextGen Video Information Systems Alliance (NVISA) published new consumer-facing research, sponsored by Sinclair Broadcast Group’s subsidiary, ONE Media 3.0, that offered the first insight into which features American consumers want most in a NextGen Broadcast-enabled emergency information service. These include a desire for geo-targeted alerts, the ability to screen for only selected alerts, options for updated alerts, and importantly, a robust/dependable system that does not crash when the Internet or cell system goes down. All of these features are embedded in the NextGen Broadcast service.
•In January, MPEG LA, a pioneer in the formation and management of patent pools, completed the formation of the ATSC 3.0 Patent Pool, dramatically simplifying the efficient licensing of the new ATSC 3.0 broadcast technology in multiple-receive devices, easing the distribution and deployment process. Included in the ATSC 3.0 Patent Pool are various patents owned by Sinclair’s subsidiary ONE Media.
•The Company has launched NEXTGEN TV in 23 cities, including recent launches in Charleston, WV, Greensboro, NC, Washington DC and Green Bay, WI.

Three Months Ended December 31, 2021 Consolidated Financial Results:
•Total revenues decreased 2% to $1,476 million versus $1,512 million in the prior year period. Media revenues decreased 2% to $1,460 million versus $1,490 million in the prior year period. Revenues for the quarter were negatively impacted by lost revenues due to the cyber incident and the absence of political revenues in a non-political year, offset in part by an increase in professional games played and fewer distributor rebates. Excluding the cyber incident, revenues would have increased for the period.

•Total advertising revenues of $383 million decreased 31% versus $554 million in the prior year period, in large part due to the absence of political revenues, as 2021 was a non-political year. Core advertising revenues, which excludes political revenues, in the fourth quarter of $364 million were up 4% versus $349 million in the prior year period, due to a recovery from depressed levels in the same period a year ago caused by the pandemic and a greater number of professional sports games versus the prior year period, offset by the negative impact of the cyber incident.

•Distribution revenues of $1,048 million increased versus $917 million in the same period a year ago, due primarily to a significant decrease in the amount of distributor rebates tied to minimum game guarantees that were accrued in the prior period’s results. The increase was partially offset by subscriber churn and dropped carriage last year.

•Operating income of $165 million, including Adjustments of $19 million, declined versus operating income of $625 million in the prior year period, which included Adjustments of $16 million. Operating income when excluding the Adjustments, decreased 71% to $184 million from operating income of $641 million for the same prior-year period.

•Net loss attributable to the Company was $89 million versus net income of $467 million in the prior year period. Excluding the Adjustments, the Company had net loss of $74 million. Adjusted EBITDA, which excludes Adjustments, decreased 62% to $234 million from $617 million in the prior year period.

•Diluted loss per common share was $1.18 as compared to diluted earnings per common share of $6.27 in the prior year period. On a diluted share basis, the impact of Adjustments in three months ended December 31, 2021 was ($0.19) and the impact of Adjustments in three months ended December 31, 2020 was ($0.18).

Twelve Months Ended December 31, 2021 Consolidated Financial Results:
•Total revenues increased 3% to $6,134 million versus $5,943 million in the prior year period. Media revenues increased 4% to $6,083 million versus $5,843 million in the prior year period.

•Total advertising revenues of $1,691 million increased 0.1% versus $1,689 million in the prior year period, due to the general recovery of local advertising and more professional sports games in 2021, offset by the absence of political revenue in a non-political year, and the impact of the cyber incident. Core advertising revenues, which excludes political revenues, of $1,651 million, were up 26% versus $1,315 million in the same period a year ago, benefiting from the general economic recovery and more local sports games taking place in the period compared to the same period a year ago, offset by the cyber incident.

•Distribution revenues were $4,288 million versus $4,085 million in the same period a year ago, with the increase resulting from a significant decrease in distributor rebates in the prior year period.

•Operating income was $95 million, including Adjustments of $113 million, versus operating loss of $2,772 million in the prior year period, which included $58 million of Adjustments and an impairment of $4,264 million. Operating income when excluding the Adjustments and impairment decreased 87% to $208 million from $1,550 million for the same period a year ago.

•Net loss attributable to the Company was $414 million versus net loss of $2,414 million in the prior year period. Excluding Adjustments, the Company had a net loss of $327 million. Adjusted EBITDA, which excludes Adjustments, decreased 31% to $1,300 million from $1,888 million in the prior year period

•Diluted loss per common share was $5.51 as compared to diluted loss per common share of $30.20 in the prior year period. On a diluted share basis, the impact of Adjustments in the twelve months ended December 31, 2021 was ($1.16) and the impact of Adjustments and impairment in twelve months ended December 31, 2020 was ($38.04).

Consolidated and Segment Highlights

The highlights below include the launch of Marquee Sports Network (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), the divestiture of WDKY in Lexington, KY (September 17, 2020), the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), and the divestiture of Sinclair's radio stations in the Seattle WA market (September 27, 2021).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs. Other includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended December 31, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Distribution revenue	$379		$623		$46		$1,048
Advertising revenue	276		64		43		383
Other media revenue	49	(a)	4		(24)	(a)	29
Media revenues	$704		$691		$65		$1,460
Non-media revenue	—		—		16		16
Total revenues	$704		$691		$81		$1,476

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	512		606	(a)	16	(a)	1,134
Sports rights amortization included in media production expenses	—		438		—		438
Non-media expenses	—		—		15		15
Corporate general and administrative expenses	33		2		3		38

Other Highlights:
Sports rights payments	—		496		—		496
Program contract payments	20		—		5		25
Capital expenditures(b)	11		2		3		16
Interest expense (net) (c)	1		102		40		143
Adjusted EBITDA (d)							234

(a)Broadcast includes $29 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other and the Local Sports segment includes $29 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment and Other includes less than $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to Other. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $2 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the three months ended December 31, 2020 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Distribution revenue	$355		$513		$49		$917
Advertising revenue	503		14		37		554
Other media revenue	38	(a)	4		(23)	(a)	19
Media revenues	$896		$531		$63		$1,490
Non-media revenue	—		—		22		22
Total revenues	$896		$531		$85		$1,512

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	474		163	(a)	34	(a)	671
Sports rights amortization included in media production expenses	—		50		—		50
Non-media expenses	—		—		22		22
Corporate general and administrative expenses	24		3		10		37

Other Highlights:
Sports rights payments	—		221		—		221
Program contract payments	21		—		5		26
Capital expenditures(b)	8		7		5		20
Interest expense (net) (c)	1		102		42		145
Adjusted EBITDA (d)							617

(a)Broadcast includes $25 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other; Local Sports includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment and Other includes less than $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to Other. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $7 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•Total Company debt as of December 31, 2021 was $12,340 million, which includes DSG debt of $8,151 million.

•Cash and cash equivalents for the Company as of December 31, 2021 was $816 million, which includes $479 million held at DSG.

•As of December 31, 2021, 49.3 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 73.1 million common shares. During the fourth quarter 2021, the Company repurchased approximately 2.4 million common shares under a 10b5-1 plan.

•In December 2021, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•In February 2022, the Company’s board of directors approved increasing the quarterly cash dividend to its shareholders by 25% to $0.25 per share, beginning with the quarterly dividend payable to holders of record as of March 7, 2022.

•Routine capital expenditures in the fourth quarter of 2021 were $16 million, excluding $2 million related to the spectrum repack.

•The Local Sports segment's fourth quarter media production expense included $438 million of sports rights amortization, while sports rights payments in the quarter were $496 million. $41 million of sports rights payments that were estimated to be paid in the fourth quarter 2021 were paid in January 2022.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following selected results for the three months ending March 31, 2022 and twelve months ending December 31, 2022.

The following expectations exclude any additional cyber incident costs beyond the $5 million incurred to date in 2022, and do not include the potential reimbursement of cyber insurance proceeds expected to be paid.
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be updated in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

For the three months ending March 31, 2022 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$378 to 392
Political revenue							12 to 16
Advertising revenue	$276 to 291		$72 to 74		$43		$390 to 408
Distribution revenue	384 to 385		655 to 657		49		1,088 to 1,092
Other media revenue	49	(a)	6		(26)	(a)	28
Media revenues	709 to 725	(a)	732 to 737		66	(a)	1,506 to 1,528
Non-media revenue	—		—		13		13
Total revenues	$709 to 725	(a)	$732 to 737		$78	(a)	$1,519 to 1,541

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$514 to 517		$678	(a)(b)	$32	(a)	$1,224 to 1,227
Sports rights amortization included in media production expenses	—		491		—		491
Non-media expenses	—		—		17		17
Corporate overhead			3				61
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			4				43
Depreciation, intangible & programming amortization			80				172

Other Highlights:
Sports rights payments	—		$725	(b)	—		$725
Program contract payments							28
Interest expense (net)(c)			105				145
Income tax provision							Approximately -22% effective tax rate
Net cash tax payments							Approximately $0
Payments to noncontrolling interest holders, including preferred dividend			20				21
Total capital expenditures, including repack			4				33 to 35
Repack capital expenditures							2
Adjusted EBITDA(d)			$(170) to (165)				$(3) to 16
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Broadcast segment includes $28 million of revenue for services provided by the Broadcast segment to the Local Sports Segment and less than $1 million for services provided by the Broadcast segment to Other. Local Sports includes $37 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and Other includes less than $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to Other. The $8 million difference between the revenue recognized by the Broadcast segment and the expenses recognized by the Local Sports segment relates to services fees, the payment of which is expected to be contractually deferred beginning on March 1, 2022. Such amounts are eliminated in the Consolidated column.
(b)Includes $41 million of sports rights payments that were scheduled to be paid in the fourth quarter 2021 but were paid in January 2022.
(c)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense, the deferred portion of the management fee, and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the twelve months ending December 31, 2022 ($ in millions)	Broadcast	Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Media revenues		$3,092 to 3,124
Non-media revenue				$37		$37

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	2,071 to 2,083	2,942 to 2,943	(a)	191	(a)	5,203 to 5,217
Sports rights amortization included in media production expenses	—	2,101		—		2,101
Non-media expenses	—	—		57		57
Corporate overhead		8				164
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above		10				92
Depreciation, intangible & programming amortization		321				679

Other Highlights:
Sports rights payments	—	2,070	(b)	—		2,070
Program contract payments						108
Interest expense (net)(c)		454				618
Income tax provision						Approximately -23% effective tax rate
Net cash tax refunds						Approximately $148 million
Payments to noncontrolling interest holders, including preferred dividend		81				86
Total capital expenditures, including repack		34				131 to 141
Repack capital expenditures						6
Adjusted EBITDA(d)		$266 to 297
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Local Sports segment includes approximately $147 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and Other includes $2 million of selling, general, and administrative expenses for services provided by the Broadcast segment to Other. The difference between the revenue recognized by the Broadcast segment and the expenses recognized by the Local Sports segment related to services fees, the payment of which is expected to be contractually deferred beginning on March 1, 2022 is expected to be $83 million for the year. Such amounts are eliminated in the Consolidated column.
(b)Includes $41 million of sports rights payments that were scheduled to be paid in the fourth quarter 2021 and were paid in January 2022.
(c)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense, the deferred portion of the management fee, and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2021 results on Wednesday, February 23, 2022, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 451084.

About Sinclair:

Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets, owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
REVENUES:
Media revenues	$1,460	$1,490	$6,083	$5,843
Non-media revenues	16	22	51	100
Total revenues	1,476	1,512	6,134	5,943

OPERATING EXPENSES:
Media programming and production expenses	901	447	4,291	2,735
Media selling, general and administrative expenses	233	224	908	832
Amortization of program contract costs	26	23	93	86
Non-media expenses	15	22	57	91
Depreciation of property and equipment	30	27	114	102
Corporate general and administrative expenses	38	37	170	148
Amortization of definite-lived intangible and other assets	113	123	477	572
Impairment of goodwill and definite-lived intangible assets	—	—	—	4,264
Gain on asset dispositions and other, net of impairment	(45)	(16)	(71)	(115)
Total operating expenses	1,311	887	6,039	8,715
Operating income (loss)	165	625	95	(2,772)

OTHER (EXPENSE) INCOME:
Interest expense including amortization of debt discount and deferred financing costs	(152)	(154)	(618)	(656)
Loss from extinguishment of debt	(7)	(15)	(7)	(10)
Income (loss) from equity method investments	22	(13)	45	(36)
Other (expense) income, net	(73)	156	(14)	325
Total other expense, net	(210)	(26)	(594)	(377)
(Loss) income before income taxes	(45)	599	(499)	(3,149)
INCOME TAX BENEFIT (PROVISION)	4	(85)	173	720
NET (LOSS) INCOME	(41)	514	(326)	(2,429)
Net income attributable to the redeemable noncontrolling interests	(5)	(5)	(18)	(56)
Net (income) loss attributable to the noncontrolling interests	(43)	(42)	(70)	71
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(89)	$467	$(414)	$(2,414)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic (loss) earnings per share	$(1.18)	$6.32	$(5.51)	$(30.20)
Diluted (loss) earnings per share	$(1.18)	$6.27	$(5.51)	$(30.20)
Basic weighted average common shares outstanding (in thousands)	74,996	73,974	75,050	79,924
Diluted weighted average common and common equivalent shares outstanding (in thousands)	74,996	74,529	75,050	79,924

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA
Net (loss) income attributable to Sinclair Broadcast Group	$(89)	$467	$(414)	$(2,414)
Add: Income from the redeemable noncontrolling interests	5	5	18	56
Add: Income (loss) from the noncontrolling interests	43	42	70	(71)
Add: (Benefit) provision for income taxes	(4)	85	(173)	(720)
Add: Other (income) expense	(21)	5	(21)	(164)
Add: (Income) loss from equity method investments	(22)	13	(45)	36
Add: Loss (income) from other investments and impairments	94	(159)	36	(156)
Add: Loss from extinguishment of debt/insurance proceeds	7	14	7	8
Add: Interest expense	152	154	618	656
Less: Interest income	(1)	(1)	(1)	(3)
Less: Gain on asset dispositions and other, net of impairment	(45)	(16)	(71)	(115)
Add: Amortization of intangible assets & other assets	113	123	477	572
Add: Impairment of goodwill and definite-lived intangible assets	—	—	—	4,264
Add: Depreciation of property & equipment	30	27	114	102
Add: Stock-based compensation	10	16	65	56
Add: Amortization of program contract costs	26	23	93	86
Less: Cash film payments	(25)	(26)	(102)	(96)
Add: Amortization of sports programming rights	438	50	2,350	1,078
Less: Cash sports programming rights payments	(496)	(221)	(1,834)	(1,345)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	19	16	113	58
Adjusted EBITDA	$234	$617	$1,300	$1,888

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to; the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, including the significant disruption to the operations of the professional sports leagues, need to provide rebates to our distributors related to canceled professional sporting events, and loss of advertising revenue due to postponement or cancellation of professional sporting events, and reduced consumer spending as a result of shelter in place and stay at home orders; our ability to generate cash to service our substantial indebtedness; successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and MVPD affiliation agreements; the successful execution of media rights agreements with professional sports teams; the impact of OTT and other emerging technologies and their potential impact on cord-cutting; the impact of distributors offering "skinny" programming bundles that may not include all programming of our networks; pricing and demand fluctuations in local and national advertising; the successful implementation and consumer adoption of our sports direct to consumer platform; volatility in programming costs; the market acceptance of new programming; our ability to identify and consummate acquisitions and investments, to manage increased leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the impact of pending and future litigation claims against the Company; the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy; and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano, 5W, mpadovano@5wpr.com